EXHIBIT 4.13

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of January 13, 2011, by and among Cohen & Company Inc., a Maryland corporation (the “Parent”), and the individuals and entities listed on the signature pages hereto as Holders (the “Holders”).

RECITALS

WHEREAS, Parent and the Holders are parties to that certain Purchase and Contribution Agreement among Parent, Cohen Brothers, LLC (“Cohen Brothers”), JVB Financial Holdings, L.L.C. (“JVB”), and the Holders, dated September 14, 2010 (the “Purchase Agreement”), pursuant to which the Holders received consideration in the form of either (a) shares of common stock, par value $0.001 per share, of Parent (the “Common Stock”) or (b) restricted units of limited liability company membership interest in Cohen Brothers (each a “Cohen Brothers Unit”) which shall vest over a period of three (3) years (the “Vesting Period”) and upon vesting shall be redeemable for cash or, at Parent’s option, shares of Common Stock pursuant to the Cohen Brothers Amended and Restated Limited Liability Company Agreement, dated December 16, 2009; and

WHEREAS, Parent and the Holders desire to provide for the registration of the Common Stock issued to certain Holders on the date hereof and which may be issued to other Holders upon the vesting of the Cohen Brothers Units.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.          Registration Rights. Parent covenants and agrees as follows:

1.1	Definitions. Defined terms used, but not defined, herein shall have the same meanings as attributable to such terms in the Purchase Agreement. For purposes of this Agreement:

(a)	“Act” means the Securities Act of 1933, as amended.

(b)	“Employment Agreements” means those certain agreements, dated the date hereof, by and among Parent, Cohen Brothers, JVB and each Management Employee governing, among other things, the vesting, forfeiture and redemption of the Cohen Brothers Units issued to such Management Employee on the date hereof.

(c)

“Equity Consideration” means the Common Stock issued to certain Holders on the date hereof pursuant to the terms of the Purchase Agreement together with the Cohen Brothers Units issued to certain Holders on the date hereof pursuant to the terms of the

Purchase Agreement and subject to the terms of the Employment Agreements.

(d)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e)	“Holder” means each Investor or Management Employee, or any assignee thereof in accordance with Section 1.8 hereof.

(f)	“Investor” means each of Wendy Sadusky, the Neil S. Subin IRA Rollover, and Michael Feran.

(g)	“Management Employee” means each of Vincent W. Butkevits, James K. Ferry, JoAnn Lukas, Daniel DiGennaro, Daniel Weaver, Michael Jacobs, Stephen DiTursi and Stephan G. Burklin.

(h)	“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

(i)	“Registrable Securities” means the Common Stock included in the Equity Consideration, the Common Stock issuable, in Parent’s discretion, upon redemption of the Cohen Brothers Units, and any shares attributable to stock splits or dividends thereon.

(j)	“Registration Statement” means a registration statement on Form S-3 under the Act (or if Parent is not eligible to use Form S-3, on such form of registration statement as is then available to effect a registration of all of the Registrable Securities) with respect to the Registrable Securities.

(k)	“SEC” means the Securities and Exchange Commission.

1.2	Mandatory Registration.

(a)

Parent shall prepare and file with the SEC as soon as practicable, but in no event later than the thirtieth (30th) day following the date hereof, a Registration Statement covering the resale of the Common Stock issued to certain Holders on the date hereof pursuant to the terms of the Purchase Agreement and the maximum number of shares of Common Stock issuable, in Parent’s discretion, upon redemption of the Cohen Brothers Units assuming that, upon vesting of the Cohen Brothers Units in whole or in part, (i) each Holder elects to redeem all of his or her Cohen Brothers Units, once vested, pursuant to the terms of the Cohen Brothers Operating Agreement and his or her Employment Agreement, and

｢(ii) Parent elects to deliver Common Stock in lieu of having Cohen Brothers pay cash upon redemption of the vested Cohen Brothers Units. Parent shall use its commercially reasonable efforts to cause the Registration Statement required to be filed pursuant to this Section 1.2(a) to become effective as soon as practicable, but in no event later than the ninetieth (90th) day following the date hereof.

(b)	Parent shall be obligated to maintain the effectiveness of the Registration Statement filed pursuant to Section 1.2(a) until the earlier of (A) the sale by the Holders of all Registrable Securities covered by the Registration Statement pursuant to the terms of the Registration Statement or (B) such time as all of the Registrable Securities may be sold immediately pursuant to Rule 144 under the Act.

(c)	It is understood that the Cohen Brothers Units will vest in three tranches on each of the first three (3) anniversaries of the Closing Date (each a “Tranche” and collectively, the “Tranches”). Notwithstanding Section 1.2(b), if (A) the registration rights of the Investors have terminated pursuant to Section 1.10 and (B) Parent is no longer eligible to use Form S-3, in lieu of maintaining the effectiveness of a Registration Statement as described in Section 1.2(b), Parent may choose to use its commercially reasonable efforts to have an appropriate Registration Statement for the resale of the Registrable Securities related to a vested Tranche declared effective prior to the vesting date for such Tranche. Parent shall be obligated to maintain the effectiveness of a Registration Statement with respect to the Registrable Securities related to each vested Tranche until the earlier of (A) the sale by the Management Employees of all such Registrable Securities covered by the Registration Statement related to a particular vested Tranche pursuant to the terms of the Registration Statement or (B) the date on which all of such Registrable Securities may be sold immediately pursuant to Rule 144 under the Act.

(d)	Any Registration Statement filed hereunder, to the extent allowable under the Act and the Rules promulgated thereunder (including Rule 416), shall state that such Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

1.3	Piggyback Registration.

(a)	The Parent shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to the filing under the Act of any registration statement or a prospectus supplement to an effective shelf registration statement in which Holders may be included (either by inclusion in the applicable registration statement without the filing of a post-effective amendment thereto or because a Registration Statement is effective), in either case for purposes of an underwritten public offering of Common Stock (whether in connection with an underwritten public offering of Common Stock by Parent, by shareholders of Parent, or both, but excluding a registration relating solely to employee benefit plans, a registration relating to a corporate reorganization or other transaction on Form S-4, or a registration on any registration form that does not permit secondary sales) and will afford each such Holder an opportunity to include in such underwritten offering all or part of the Common Stock held by such Holder. Each Holder desiring to include in any such underwritten offering all or any part of the Common Stock held by such Holder shall, within fifteen (15) days after the above-described notice from Parent, so notify Parent in writing. If a Holder decides not to include any of his or her Common Stock in any underwritten public offering of Common Stock , such Holder shall nevertheless continue to have the rights set forth in Section 1.2 and the right to include any Common Stock in any subsequent underwritten public offerings of Common Stock, all upon the terms and conditions set forth herein.

(b)	The right of any such Holder to be included in an underwritten public offering of Common Stock pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Common Stock in the underwriting to the extent provided herein. All Holders proposing to distribute their Common Stock through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Parent.

(c)	Notwithstanding subsections (a) and (b) above, in the event the managing underwriter advises Parent in writing that the inclusion of Common Stock proposed to be included by the Holders in such underwritten public offering may adversely affect the offering and sale (including price) of the Common Stock to be sold in such offering, the number of shares of Common Stock proposed to be included by the Holders may be cut back disproportionately relative to the Common Stock to be included in such offering by Parent or shareholders of Parent other than the Holders, and pro rata based upon the number of shares of Common Stock owned by each such affected Holder.

(d)	Parent shall have the right to terminate or withdraw any underwritten public offering initiated by it under this Section 1.3 prior to the completion of such offering whether or not any Holder has elected to include Common Stock in such offering. The expenses of such withdrawn offering shall be borne by Parent.

1.4	Obligations of Parent. Whenever required pursuant to this Agreement to effect the registration of any Registrable Securities, Parent shall:

(a)	Respond promptly to any SEC comments with respect to any Registration Statement and diligently pursue resolution of any such comments to the satisfaction of the SEC.

(b)	Prepare and file with the SEC such amendments and supplements to any Registration Statement and the prospectus included in such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement and maintain the effectiveness of such Registration Statement for the applicable period set forth herein.

(c)	Prior to the filing thereof, provide the Holders with reasonable time to review and comment on any Registration Statement, any prospectus included therein, and any amendment or supplement to any of the foregoing.

(d)	Furnish to the Holders, without charge, such numbers of copies of any Registration Statement, the prospectus, including a preliminary prospectus, included therein, and any amendments or supplements thereto in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(e)	Use its best efforts to register and qualify the securities covered by any Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(f)	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

(g)	Notify each Holder of Registrable Securities covered by a Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and

(1)	use its best efforts to prevent the issuance of, or obtain at the earliest possible moment the withdrawal of, any stop order, and

(2)	prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(h)	Cause all Registrable Securities registered pursuant to the terms hereunder to be listed on each securities exchange and trading system on which the same securities issued by Parent are then listed, if any.

(i)	Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j)	Take all other reasonable actions necessary to expedite and facilitate the disposition by the Holders of the Registrable Securities pursuant to any Registration Statement.

1.5

Obligations of Holders. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Parent such information regarding such Holder, the Registrable Securities held by such Holder, and the intended method of disposition of such securities, including the information specified in Item 507 or 508 of Regulation S-K under the Act, as applicable, as shall be reasonably requested to effect the registration of such Holder’s Registrable Securities. The Holders shall promptly furnish additional information required to be disclosed in order to make the information previously furnished by the Holders not materially misleading.

1.6	Expenses. All expenses other than underwriting discounts and commissions relating to Registrable Securities incurred in connection with registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all registration, filing and qualification fees, printers’ fees and accounting fees shall be borne by Parent.

1.7	Indemnification. In the event any Registrable Securities are included in a Registration Statement:

(a)

To the extent permitted by law, Parent will indemnify and hold harmless each Holder, such Holder’s members, officers, directors, partners, shareholders and employees (as applicable), any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or in any materials or information provided to investors by, or with the approval of, Parent in connection with the marketing of an offering of the Registrable Securities, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Parent of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any state securities law; and Parent will pay to each such Holder, underwriter or controlling person, upon final determination, any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement (1) is effected without the consent of Parent (which consent shall not be unreasonably withheld), (2) does not include an unconditional release of all claims relating thereto or (3) includes a statement as to or an admission of fault, culpability or a failure to act by or on behalf of Parent, nor shall Parent be liable to any Holder, underwriter or controlling person in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information relating to such Holder, underwriter or controlling person furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person.

(b)	To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Parent within the meaning of the Act, any underwriter, any other Holder selling securities in such Registration Statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information relating to such Holder, underwriter or controlling person furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as finally determined, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.7(b), in connection with investigating, defending or settling any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement (1) is effected without the consent of the Holder (which consent shall not be unreasonably withheld), (2) does not include an unconditional release of all claims relating thereto or (3) includes a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder; and provided, further, that in no event shall any indemnity under this Section 1.7(b) exceed the lesser of such Holder’s allocable share of such indemnity payment and the gross proceeds from the offering received by such Holder.

(c)

Promptly after receipt by an indemnified party under this Section 1.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to such indemnifying parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.7 to the extent, and only to the extent, prejudiced thereby, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.7.

(d)	If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)	The obligations of Parent and Holders under this Section 1.7 shall survive the completion of any offering of Registrable Securities pursuant to a Registration Statement or otherwise.

1.8	Assignment of Registration Rights.

(a)	The rights to cause Parent to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities if such transfer involves all the Registrable Securities held by the Holder in compliance with any applicable transfer and assignment provisions of the Cohen Brothers Operating Agreement and is to not more than five Persons, provided that, if there is more than one assignee, all such assignees shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement and the power of attorney to that effect shall be delivered to Parent.

(b)	No assignment or transfer of registration rights pursuant to this Section 1.8 shall be effective unless (i) Parent is, prior to such transfer, furnished with written notice of the name and address of such transferee or assignee, the proposed date of transfer, and the securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in advance, in writing, to be bound by and subject to the terms and conditions of this Agreement. Additionally, such assignment of registration rights shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.9	“Market Stand-Off” Agreement. All Holders of more than 5% of the fully diluted outstanding common stock of Parent at the time of the filing of any Registration Statement pursuant to this Agreement agree that, during the period of duration specified by Parent and an underwriter of Common Stock or other securities of Parent, following the effective date of a Registration Statement of Parent filed under the Act, they shall not, to the extent requested by Parent and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of Parent held by them at any time, except Common Stock included in such registration; provided, that:

(a)	all executive officers and directors of Parent enter into similar agreements; and

(b)	such market stand-off time period shall not exceed one hundred and eighty (180) days.

In order to enforce the foregoing covenant, Parent may impose stop-transfer instructions with respect to the Registrable Securities of Holders

(and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.9 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

1.10	Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Agreement after the date on which all Registrable Securities held by such Holder (a) have been sold pursuant to an effective Registration Statement or (b) may be sold immediately pursuant to Rule 144 under the Act.

Section 2.          Covenants of Parent.

2.1	Exchange Act Compliance. Parent shall comply with all of the reporting requirements of the Exchange Act and shall comply with all other public information reporting requirements of the SEC which are conditions to the availability of Rule 144 under the Act for the sale of the Common Stock. Parent shall cooperate with each Holder in supplying such information as may be necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of Rule 144 under the Act.

2.2	Listing Requirements Compliance. Parent shall use its best efforts to comply with all of the listing requirements of the NYSE Amex LLC.

Section 3.          Miscellaneous.

3.1	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York.

3.3

Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This

Agreement may be executed by electronic (including portable document format) or facsimile signature.

3.4	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5	Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given by facsimile or upon personal delivery to the party to be notified or upon delivery by recognized overnight courier service, and addressed to the party to be notified at the address indicated for such party on the signature pages hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

3.6	Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Parent and Holders of ninety percent (90%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities, each future holder of all such Registrable Securities, and Parent.

3.7	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.8	Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.9	Remedies. The parties hereto recognize and agree that money damages may be insufficient to compensate the Holders of any Registrable Shares for breaches by Parent of the terms hereof and, consequently, that the equitable remedies of injunctive relief and specific performance of the terms hereof will be available in the event of any such breach. If any action shall be brought in equity to enforce any provision of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

3.10

Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; and (v) references herein to “days” are to consecutive calendar days.

3.11	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COHEN & COMPANY INC.

By:	/s/ JOSEPH W. POOLER, JR.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President and Chief Financial Officer

VINCENT W. BUTKEVITS III

/s/ VINCENT W. BUTKEVITS III

JAMES K. FERRY

/s/ JAMES K. FERRY

WENDY J. SADUSKY

/s/ WENDY J. SADUSKY

MICHAEL FERAN

/s/ MICHAEL FERAN

JPMORGAN CHASE BANK NA A/C/F NEIL SUBIN IRA ROLLOVER

/s/ NEIL SUBIN
Neil Subin, as Owner

NTC & CO FBO JOANN LUKAS IRA

/s/ JOANN LUKAS
JoAnn Lukas, Owner

/s/ JOANNE OLIVER
NTC & Co., Custodian

[Signature Page to Registration Rights Agreement]

DANIEL DIGENNARO

/s/ DANIEL DIGENNARO

NTC & CO FBO DANIEL WEAVER IRA

/s/ DANIEL WEAVER
Daniel Weaver, Owner

/s/ JOANNE OLIVER
NTC & Co., Custodian

NTC & CO FBO MICHAEL JACOBS IRA

/s/ MICHAEL JACOBS
Michael Jacobs, Owner

/s/ JOANNE OLIVER
NTC & Co., Custodian

ENTRUST ADMINISTRATION SERVICES INC FBO STEPHAN BURKLIN IRA

By:	/s/ RANDALL B. SMITH II
Name:	Randall B. Smith II
Title:	Alt. Corporate Signer

[Signature Page to Registration Rights Agreement]